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                                                                       Exhibit N

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Calamos Convertible and High Income Fund on Form N-2 of our report dated December 16, 2005 relating to the financial statements and financial highlights of Calamos Convertible and High Income Fund appearing in the Annual Report on Form N-CSR for the year ended October 31, 2005, and to the reference to us under the caption "Experts", both appearing in the Statement of Additional Information, which is part of Registration Statement No. 333-132636, which is also incorporated by reference in this Registration Statement.

/S/ DELOITTE & TOUCHE LLP

Chicago, Illinois
June 15, 2006